Exhibit 97.1

POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
Riskified Ltd. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”) on November 14, 2023. Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 12.
1.Persons Subject to Policy
This Policy shall apply to and be binding and enforceable on current and former Officers. In addition, the Committee and the Board may apply this Policy, either generally or in specific circumstances, to persons who are not Officers, and such application shall apply in the manner determined by the Committee and the Board in their sole discretion.
2.Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after October 2, 2023. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
3.Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee and the Board have determined that recovery from the relevant current or former Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
4.Manner of Recovery; Limitation on Duplicative Recovery
The Committee and the Board shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company, to the extent permitted by law, of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to

Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.
For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement: (i) the amount to be repaid or returned shall be determined by the Committee and the Board based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of such reasonable estimate and provide the relevant documentation as required to the applicable national securities exchange or association.
5.Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.
6.Interpretation
This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7.No Indemnification; No Liability
Notwithstanding anything to the contrary herein or in any arrangement or agreement any person may have with the Company or any affiliate thereof, the Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy. For the avoidance of a doubt, in the event of a conflict between this Policy and any indemnification agreement or undertaking taken by the Company or any affiliate thereof for the benefit of such person, this Policy shall prevail.
8.Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any Other Recovery Arrangements. Without limiting the foregoing, in the event of a conflict between this Policy and the

Compensation Policy, the latter shall prevail, except with respect to the recovery of any portion of Incentive-Based Compensation that is Erroneously Awarded Compensation that would not be recoverable under the Compensation Policy, in which case this Policy shall prevail. Subject to Section 4, the remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.
9.Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.Amendment and Termination
Without limitation of any additional requirements under the Companies Law 5759-1999, the Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically in the event that the Company ceases to have a class of securities listed on a national securities exchange or association in the U.S.
11.Disclosure
The Company shall file all disclosures with respect to this Policy required by Applicable Rules.
12.Definitions
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Board” means the Board of Directors of the Company.
“Compensation Policy” means the Company’s compensation policy for officers and directors, as adopted in accordance with the Israeli Companies Law 5759-1999 and as in effect from time to time.
“Committee” means the Compensation Committee of the Board or, in the absence of such a committee, a majority of the independent directors serving on the Board.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return).
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association, (b) the recovery would violate the Company’s home country (Israeli) laws adopted prior to November 28, 2022 pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) on or after October 2, 2023; (b) after such person began service as an Officer; (c) who served as an Officer at any time during the performance period for that compensation (whether or not such Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company); (d) while the Company has a class of securities listed on a national securities exchange or association; and (e) during the applicable Three-Year Period.
“Officer” means each person who the Company determines serves as a Company officer, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
“Other Recovery Arrangements” means any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (including, without limitation, the Compensation Policy).
“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements (a “big R” restatement) or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

FORM OF ACKNOWLEDGMENT AGREEMENT
PERTAINING TO THE RISKIFIED LTD. POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
In consideration of, and as a condition to, the receipt of future cash and equity incentive compensation from Riskified Ltd. or its subsidiaries (collectively, the “Company”), _________________ (“Executive”) and the Company are entering into this Acknowledgment Agreement.
1.Executive agrees that compensation received by Executive may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with (a) the Policy for Recovery of Erroneously Awarded Compensation adopted by the Board of Directors of the Company (as amended from time to time, the “Policy”), and (b) any Other Recovery Arrangements (as defined in the Policy). Executive acknowledges that Executive has received and has had an opportunity to review the Policy and any Other Recovery Arrangements applicable to Executive.
2.Executive acknowledges and agrees to the terms of the Policy and any Other Recovery Arrangements, including that any compensation received by Executive shall be subject to and conditioned upon the provisions of the Policy and any Other Recovery Arrangements applicable to Executive.
3.Executive further acknowledges and agrees that Executive is not entitled to indemnification in connection with any enforcement of the Policy or any Other Recovery Arrangements applicable to Executive and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.
4.Executive agrees to take all actions requested by the Company in order to enable or facilitate the enforcement of the Policy and any Other Recovery Arrangements applicable to Executive (including, without limitation, any reduction, cancellation, forfeiture or recoupment of any compensation that Executive has received or to which Executive may become entitled).
5.To the extent any recovery right under the Policy and any Other Recovery Arrangements applicable to Executive conflicts with any other contractual rights Executive may have with the Company or any affiliate, Executive understands that the terms of the Policy and the Other Recovery Arrangements shall supersede any such contractual rights. Executive agrees that no recovery of compensation under the Policy and the Other Recovery Arrangements will be an event that triggers or contributes to any right of Executive to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any affiliate.
[Signature Page Follows]

EXECUTIVE

(Signature)

(Print Name)

(Title)

(Date)

RISKIFIED LTD.

(Signature)

(Print Name)

(Title)
(Date)